Press Release #201612	FOR IMMEDIATE RELEASE	June 8, 2016

Enertopia Closes Financing and Provides Lithium Project Update

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce it has closed the final tranche of its recent financing in the amount of CAD$45,250 for its Private Placement announced on March 11, 2016. Enertopia will be issuing 3,016,667 common shares at CAD$0.015 and 3,016,667 whole warrants that expire on June 8, 2019 with an exercise price of US$0.05 during the first 18 months and US$0.10 after 18 months until they expire on June 8, 2019.

A cash finder’s fee for $3,300 and 286,666 full broker warrants that expire on June 8, 2019 with the same exercise terms as noted above was paid to arm’s length parties.

All issued shares will be subject to a hold period, for any resale into the United States under Rule 144, of six months and one day. Proceeds of the Private Placement will be used for developing the Lithium Brine division and general working capital. The Private Placement will be subject to normal regulatory approvals.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Nevada Lithium Project Update

Enertopia has been soliciting drilling quotes for its three projects due east from Reno, Nevada. The Company will provide a drilling update once permits, drilling contractor has been selected and funds properly allocated for such drilling program or programs. Concurrently with this process the Company is also looking at a more detailed surface program in the Big Smoky, Edwards and Smith valley projects.

Exploration actively in the Big Smoky Valley has rapidly increased in the search for Lithium brines over the past month. Ultra Lithium recently completed two 2,000 foot wells to test for Lithium at the south end of Big Smoky Valley and Nevada Energy Metals recently staked 3,200 acres in the same township and range as our Big Smoky Valley claims.

“We are very encouraged by the increasing pace of advanced exploration in the Big Smoky Valley by 3rd parties which we believe validates our project selections. Mineral exploration is high risk, but high reward. However Lithium is one of the few metals markets that’s in need of growing supply as Lithium becomes a larger component of our advancing technological society. Year over year and decade over decade the percentage of demand growth for Lithium is expected to lead all metals markets going forward.” Stated President Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.765.6412

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its health and wellness, mining projects, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the funds raised will have any positive impact on Enertopia. There can be no assurance of 3rd party exploration will have a positive effect on the Company or the Company will find economic Lithium concentrations on the Company’s project lands. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release